SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Matrix Service Company

(Name of Registrant as Specified in Its Charter)

N/A

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MATRIX SERVICE COMPANY

10701 East Ute Street

Tulsa, Oklahoma 74116

February 16, 2004

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the stockholders of Matrix Service Company to be held on Tuesday, March 23, 2004, at the Company’s Regional Office, 1105 West Main Parkway, Catoosa, Oklahoma, at 10:00 a.m., Central Standard time.

The sole business to be conducted at the Special Meeting is for the Matrix stockholders to vote upon the adoption of the Matrix Service Company 2004 Stock Option Plan (the “2004 Plan”). A substantially similar stock option plan, the Matrix Service Company 2003 Stock Option Plan (the “2003 Plan”), was submitted to the Matrix stockholders for their approval at our Annual Meeting held on October 21, 2003. At the Annual Meeting, the Matrix stockholders rejected the 2003 Plan by a two-to-one margin, with approximately 3.2 million shares voting against the 2003 Plan and 1.6 million shares voting for the 2003 Plan.

Since the October 21 Annual Meeting, we have made changes to our capital structure and have modified the terms of the 2003 Plan in ways that we believe will make adoption of the 2004 Plan more acceptable to our stockholders. Effective November 21, 2003, Matrix doubled the number of shares of its common stock outstanding through a two-for-one stock split. However, the 2004 Plan does not seek to double the number of shares sought under the 2003 Plan. Instead, the 2004 Plan would make 1,200,000 shares of common stock available for option grants, rather than the 1,900,000 shares that would have been available had we merely doubled the number of shares sought under the 2003 Plan. As a result, we believe we have appropriately addressed what was perhaps the most significant concern of our stockholders when considering adoption of the 2003 Plan by significantly decreasing in the 2004 Plan the potential dilution that many of our stockholders found objectionable under the 2003 Plan.

In addition, management of Matrix believes that it failed to adequately make its case to the stockholders in connection with the October 21 Annual Meeting as to why adoption of a Stock Option Plan was important to the future of Matrix. We have tried to make that case in this Proxy Statement and we trust that our stockholders will agree with Matrix management that there are compelling reasons to adopt the 2004 Plan.

Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the meeting. To assure that your vote is counted, please sign, date and promptly return your proxy in the postage pre-paid envelope enclosed for that purpose. If you decide to attend the Special Meeting and vote in person, you will, of course, be permitted to do so.

I sincerely hope that you can find the time to attend what management considers to be an important meeting affecting the future of Matrix. I look forward to seeing you.

Respectfully yours,

/s/ Bradley S. Vetal
Bradley S. Vetal, President

MATRIX SERVICE COMPANY

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 23, 2004

Notice is hereby given that a Special Meeting of the Stockholders of Matrix Service Company, a Delaware corporation (the “Company”), will be held at Matrix’s Regional Office, 1105 West Main Parkway, Catoosa, Oklahoma, on the 23rd day of March 2004, at 10:00 a.m., Central Standard time, for the following purposes:

1.	To ratify and approve the adoption of the Matrix Service Company 2004 Stock Option Plan;

2.	To act upon such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record on the close of business on February 9, 2004 (the “Record Date”) are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

/s/ Michael J. Hall
Michael J. Hall
Secretary

February 16, 2004

Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

MATRIX SERVICE COMPANY

10701 East Ute Street

Tulsa, Oklahoma 74116

February 16, 2004

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

To be held March 23, 2004

General

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix” or the “Company” or “we”, “us” or “our”) for use at a Special Meeting of Stockholders to be held on March 23, 2004, and at any adjournments thereof, at 10:00 a.m., Central Standard time, at Matrix’s Regional Office, 1105 West Main Parkway, Catoosa, Oklahoma.

These proxy materials were mailed on or about February 16, 2004, to all stockholders entitled to vote at the Special Meeting.

Voting by Proxy

You may vote at the Special Meeting by completing, signing and returning the enclosed proxy card. The shares of common stock represented by the proxy card will be voted at the Special Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted FOR the adoption of the Matrix Service Company 2004 Stock Option Plan as described in this proxy statement.

As to any other matters properly brought before the Special Meeting, the proxy confers authority in the persons named in the proxy to vote, in their discretion. The Board of Directors is not currently aware of any other such matters.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Non-routine matters include approvals of and amendments to stock option plans such as the Matrix Service Company 2004 Stock Option Plan referred to herein. Accordingly, if you hold your shares in “street name” and desire that your vote be counted at the meeting, please contact your broker or other nominee with instructions as to how your shares are to be voted.

You may revoke your proxy and give a new proxy or vote in person

You may revoke any proxy that has been executed and returned by you at any time prior to the voting of that proxy. To revoke a prior proxy, you must do one of the following:

•	Execute and return a subsequently dated revised proxy,

•	Give written notice of revocation to Michael J. Hall, Secretary, Matrix Service Company, 10701 East Ute Street, Tulsa, Oklahoma, 74116, or

•	Vote in person at the meeting.

Voting and quorum requirements at the meeting

Only holders of shares of Matrix common stock at the close of business on February 9, 2004 (the “record date”) are entitled to notice of and to vote at the Special Meeting. On the record date, there were 17,124,026 shares of common stock outstanding. Each stockholder will have one vote for each share of common stock held by the stockholder on the record date. If your shares are held in the name of a broker, trust bank or other nominee, you will need to bring a proxy or letter from that broker, trust company or nominee that confirms that you are the beneficial owner of those shares, and that such broker, trust company or nominee has not voted those shares in any proxy submitted by it in connection with the Special Meeting.

In order to have a meeting it is necessary that a quorum be present. A quorum will be present if a majority of the shares of common stock are represented at the Special Meeting, in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal. If a quorum is present, the affirmative vote of the holders of a majority of the shares present or represented at the meeting and that actually vote for or against the matter is required to approve the adoption of the Matrix Service Company 2004 Stock Option Plan.

Solicitation of proxies

Matrix is paying for all of its costs incurred with soliciting proxies for the Special Meeting. In addition to solicitation by mail, Matrix may use its directors, officers and regular employees to solicit proxies by telephone or otherwise. Our directors, officers and regular employees will not be specifically compensated for these services. We will pay persons holding shares of common stock for the benefit of others, such as nominees, brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owner. In addition, we have retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, for assistance in connection with the special meeting at a cost of approximately $7,000 plus reasonable out-of-pocket expenses.

PROPOSAL TO APPROVE

THE MATRIX SERVICE COMPANY 2004 STOCK OPTION PLAN

Background and Managements Reasons for Seeking Approval of the 2004 Stock Option Plan.

The sole purpose of the Special Meeting is to approve the adoption of the Matrix Service Company 2004 Stock Option Plan (the “2004 Plan”). Previously, Matrix adopted a 1990 Stock Option Plan and a 1991 Stock Option Plan, to enhance the Company’s ability to attract and retain skilled employees necessary for the Company’s continued growth and profitability. As of February 9, 2004, there were only 32,742 shares under the 1990 and 1991 Stock Option Plans that remained available for option grants to employees. There were also 127,000 shares remaining available for option grants under the 1995 Nonemployee Directors’ Stock Option Plan but these shares are not available for option grants to employees. Management believes that the 32,742 shares available under the 1990 and 1991 Stock Option Plans are wholly-inadequate to provide the long term growth incentives necessary to retain the substantial number of new employees employed by Matrix both in the Hake acquisition and in order to meet the expansion of the Company’s business over the last few years. Matrix believes that the long term growth incentives that can be provided to these new employees through the grant of stock options is important if management is to achieve the level of success and the increase in stockholder value that management has targeted for the future of Matrix.

As a service company, one of the most important assets of Matrix is the quality and experience of its employees. Matrix believes that it is able to distinguish itself from competitors by being a full-service contractor to its clients and by providing them with superior service through qualified professionals, technical expertise, skilled craftsmen, and excellent project management provided by professionals with years of experience. Attracting these skilled, experienced professionals requires, among other things, the ability to provide immediate incentives for successful effort. Retaining these professionals and their irreplaceable experience requires a safe and healthy work environment coupled with incentives to remain in the long-term employ of Matrix in what is a very competitive environment for professionals of proven ability. We at Matrix understand that “stock options” are currently in disfavor among investors due to the abuses and excesses of a few. However, our experience has been that the careful and thoughtful administration of a stock option plan still remains a most effective tool to retain the long-term services of employees in a business where experience matters and where the employee is rewarded only if the stockholders of the company are also rewarded through an increase in the value of their stock.

The Compensation Committee of our Board of Directors agrees that an important factor in the ability of Matrix to attract and, as importantly, retain, the services of skilled, experienced professionals has benefited from the ability of Matrix to grant long term incentives to its key personnel in the form of stock option grants. As stated in the report of the Compensation Committee contained in full elsewhere in this Proxy Statement,

“Equity incentives are not limited to executive officers. Grants of stock options are made to management and staff of the Company in amounts determined by the Compensation Committee. The amounts of such grants are determined based on the individual employee’s position with the Company and his or her potential ability to beneficially impact the performance of the Company. By giving management and staff a stake in the financial performance of the Company, the Compensation Committee’s goal is to provide incentives to these employees of the Company to enhance the financial performance of the Company and, thus, stockholder value.

Salaried employees of the Company with grade levels of 27 or greater, including the Named Executive Officers, are eligible to receive long-term stock based incentive awards under the Company’s Stock Option Plan as a means of providing such individuals with a continuing proprietary interest in the Company. Such grants further the mutual interests of the Company’s employees and its stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. The Company’s Stock Option Plan enhances the Company’s ability to attract and retain the services of qualified individuals. Factors considered in determining whether such awards are granted includes the employee’s position in the Company, his or her performance and responsibilities, the number of options, if any, currently held, and the vesting schedule of any such options. The Committee has adopted an established schedule for the issuance of options, with designated option grants for specific salary grades over a three-year period.

On March 7, 2003, Matrix acquired all of the issued and outstanding capital stock of Hake Group, Inc. (“Hake”) from its sole shareholder in a transaction accounted for as a purchase. The Hake Group of companies are headquartered in Eddystone, Pennsylvania and serve as an industrial services contractor providing services primarily for the petroleum and power industries located in the Mid-Atlantic region of the United States. Individual and integrated bundled services are provided to customers as follows:

Millwrighting, Hauling and Rigging

Electrical Contracting

General Maintenance and Civil Contracting

Boiler Work, Pipefitting and Piping Fabrication

While the acquisition of Hake significantly expanded the operations of Matrix both geographically and into new markets, it also significantly expanded the number of employees of Matrix. As with Matrix, Hake employees include qualified professionals with significant experience who are vital to the success of Hake and to the ultimate success of the acquisition by Matrix. Unlike Matrix, however, Hake was a private company and was not able to offer stock based compensation to its employees having the benefits of public market liquidity as Matrix is able to offer. Accordingly, Matrix believed, and continues to believe, that making stock based compensation available to former Hake employees will result in Matrix realizing the benefits from the former Hake employees that Matrix has achieved with its own employees, i.e., an incentive to remain long term with Matrix and to work to achieve an increase in the value of Matrix for the overall benefit of Matrix and its shareholders.

After considering and discussing with key stockholders the rejection by the stockholders of the Matrix Service Company 2003 Stock Option Plan (the 2003 Plan”) submitted to stockholders at the October 21, 2003 Annual Meeting, on January 20, 2004, the Board of Directors of Matrix approved the 2004 Plan, subject to stockholder approval. After giving effect to the two-for-one stock split of Matrix Common Stock that became effective November 21, 2003, the number of shares subject to the 2004 Plan was reduced on a percentage basis in relation to the split so that the 2004 Plan would provide less dilution to stockholders which seemed to be the principal reason for rejection of the 2003 Plan. In addition, management believes that if the stockholders of Matrix have a better understanding of the importance of the 2004 Plan to retaining the experienced and qualified personnel acquired in the Hake acquisition, that the stockholders of Matrix will be more favorably disposed to approve the 2004 Plan which management views as being critical to the growth intended to be realized by Matrix from the Hake acquisition.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information concerning Matrix’s common stock that may be issued upon the exercise of options, warrants and rights under all of Matrix’s existing approved equity compensation plans as of February 9, 2004, including the Company’s 1990 Stock Option Plan, 1991 Stock Option Plan, and 1995 Nonemployee Directors’ Stock Option Plan. In addition, the table provides information concerning Matrix’s common stock that may be issued upon the exercise of options under the proposed 2004 Stock Option Plan, which is subject to stockholder approval (see Proposal 1).

Plan Category	(a) # of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,321,464	$6.240	159,742
Equity compensation plan for which approval is sought at this meeting	0	N/A	1,200,000
Equity compensation plans not approved by shareholders	0	N/A	0

Total	1,321,464	$6.240	1,359,742

Summary of the 2004 Plan

Set forth below is a summary of the material terms of the 2004 Plan. The summary is qualified in its entirety by reference to the full text of the 2004 Plan, which is attached as Exhibit A to this Proxy Statement.

General

The 2004 Plan is currently administered by the Compensation Committee of the Board of Directors but may be administered by a majority of the independent members of the Board of Directors should the Board elect to rescind its current delegation of authority to the Compensation Committee. The Compensation Committee is comprised entirely of “independent” directors as such term is defined in the new listing standards of the Nasdaq National Market System. The Compensation Committee selects officers, key employees, directors and consultants to whom options are granted, the time at which options are granted and expire, and the number of shares of Common Stock which may be purchased upon the exercise of options.

The 2004 Plan permits the grant of both Incentive Stock Options (ISOs) and Non-Qualified Stock Options (NQOs). ISOs and NQOs enable optionees to purchase shares of Common Stock at an option price which may not be less than the fair market value of the Company’s Common Stock at the time the option is granted. In order to purchase option shares, a participant must pay the full option price to the Company in any combination of cash or, if approved by the Committee on the date of grant, in shares of common stock of the Company valued at its then fair market value, or some combination of the foregoing. ISOs granted under the 2004 Plan are intended to qualify under Section 422 of the Internal Revenue Code (the “Code”).

Options may be granted under the 2004 Plan with durations of no more than ten years from the date of grant, but, in any event, may expire sooner upon the death, permanent disability, normal retirement or voluntary or involuntary termination of employee optionee, and upon the death or voluntary or involuntary termination of a Non-Employee optionee or a Director optionee. Any shares as to which an option expires, lapses unexercised, or is terminated or cancelled will revert to the 2004 Plan and will be available for the grant of new options.

Options granted under the 2004 Plan are not transferable except by will or the laws of intestate succession. Upon the death or permanent disability of an optionee, generally the vesting of all shares subject to options will accelerate and are exercisable by the optionee’s legal representative or beneficiary for up to three months.

Federal Income Tax Consequences

Under current federal tax law, an optionee who is granted an ISO does not recognize any taxable income at the time of grant or at the time of exercise of an option. Likewise, the Company is not entitled to any deduction for compensation expense at the time of grant or at the time of exercise. When an ISO is exercised, the difference between the fair market value of the shares on the exercise date and the exercise price is an item of tax adjustment which may cause the optionee to be subject to the alternative minimum tax.

When shares of Common Stock acquired upon the exercise of an ISO are sold, the optionee will recognize a capital gain or loss equal to the difference between the sale price and the exercise price, provided the optionee has held the stock for the longer of two years from the date of grant or one year from the date of exercise. If an optionee makes a “disposition” of the stock received upon exercise of an ISO prior to meeting the holding periods described above, the gain on the disposition will be treated as ordinary income to the extent of the excess of the fair market value of the option shares acquired on the date of exercise over the exercise price of such option shares. The balance of the gain, if any, realized upon such disposition generally will be treated as capital gain. The Company will be entitled to a deduction for compensation expense in the year of disposition only to the extent of the amount of gain, if any, that is taxable to the optionee as ordinary income. If the amount realized at the time of the disposition is less than the option price, the optionee will not be required to treat any amount as ordinary income provided the disposition is of a type that would give rise to a recognizable loss, and in such event the loss will be treated as a long-term or short-term capital loss depending on the holding period of the shares.

An optionee who is granted a NQO does not recognize taxable income at the time of grant, but does recognize taxable income at the time the option is exercised equal to the difference between the fair market value of the shares acquired on the exercise date and the exercise price of such shares, and the Company is entitled to a corresponding compensation expense deduction. When the shares acquired upon exercise of a NQO are sold, the optionee will recognize a capital gain or loss equal to the difference between the sales price of the shares sold and the fair market value of such shares at the time of exercise; and in such event the gain, if any, will be treated as long-term or short-term capital gain, depending on the holding period of the shares subsequent to the date of exercise. Any loss will be treated as long-term or short-term capital loss, depending also on the holding period of the shares.

Amendments to the 2004 Plan

The Board of Directors may amend the 2004 Plan at any time but may not, without stockholder approval, adopt any amendment which would materially increase the maximum number of options which may be granted under the 2004 Plan, unless the increase results from a stock dividend, stock split or other change in the capital stock of the Company, or which would materially modify the eligibility requirements of the 2004 Plan.

Vote Required

The affirmative vote of holders of a majority of the shares of Common Stock present or represented at the Special Meeting, and who actually vote for or against the proposal is required to approve the 2004 Stock Option Plan.

The Board of Directors recommends a vote “For” approval of the 2004 Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 9, 2004, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Number of Shares	Percent of Class
Strong Capital Management, Inc. (1) 100 Heritage Reserve Menomonee Falls, WI 53051	1,522,726	8.89%
Hugh E. Bradley (2)	45,000	*
Michael J. Hall (2)	102,544	*
I. Edgar Hendrix (2)	—	*
Paul K. Lackey (2)	5,000	*
Tom E. Maxwell (2)	—	*
Bradley S. Vetal (2)	190,000	1.11%
Vance R. Davis (2)	2,064	*
John S. Newmeister (2)	24,200	*
James P. Ryan (2)	32,000	*
All directors and executive officers as a group (15 persons) (2)	451,308	2.61%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.
(1)	According to Schedule 13F dated as of December 31, 2003.
(2)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after February 9, 2004: Mr. Bradley – 45,000 shares; Mr. Lackey – 5,000 shares; Mr. Vetal – 60,000 shares; Mr. Davis – 2,064 shares; Mr. Newmeister – 12,000 shares; Mr. Ryan – 32,000 shares; 15 Directors and Executive Officers as a group – 196,064 shares.

MANAGEMENT

Directors and Executive Officers of the Company

Our Directors and executive officers and their respective ages and positions with us are as follows:

Name	Position
Bradley S. Vetal	Chairman, President, Chief Executive Officer and Director
Michael J. Hall	Vice President – Finance, Chief Financial Officer and Director
Hugh H. Bradley	Director
I.E. Hendrix	Director
Paul K. Lackey	Director
Tom E. Maxwell	Director
George L. Austin	Vice President, Accounting and Administration, East Coast
Vance R. Davis	Vice President Eastern Operations
James M. Harris, Sr.	Senior Vice President, Business Development
Sidney Laytin	Co-Chief Operating Officer of Hake
Walter G. MacFarland	Co-Chief Operating Officer of Hake
John S. Newmeister	Vice President Marketing
Bradley J. Rinehart	Vice President Midwestern Operations
Glen W. Rogers	Vice President of Products, Technical and Support Services
James P. Ryan	Vice President Western Operations

Bradley S. Vetal, age 47, has served as President, Chief Executive Officer and Director of the Company since March 1999, Mr. Vetal has been with the Company since January 1987 and has served as President of Matrix Service, Inc. since June 1, 1992. From June 1996 to March 1999, Mr. Vetal was Vice President-Tank Division of Matrix Service Company and responsible for all AST operations. From June 1991 through May 1992, Mr. Vetal served as Vice President of Eastern Operations of Matrix Service Mid-Continent, Inc. Mr. Vetal graduated Cum Laude from the University of Michigan with a degree in Mechanical Engineering. Mr. Vetal is a Member of the Board of Directors of Webco Industries, Inc.

Michael J. Hall, age 59, has served as Vice President Finance and Chief Financial Officer of the Company since November 1998. Effective May 31, 2004, Mr. Hall will resign as Vice President Finance and Chief Financial Officer of Matrix, but will continue to serve as a Director of the Company. Prior to working for Matrix, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., a company affiliated with Pexco Holdings, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer, and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his MBA with honors from Stanford Graduate School of Business. Mr. Hall is a Member of the Board of Trustees for American Performance Funds and a Member of the Board of Alliance Resource Partners, L. P.

Hugh E. Bradley, age 75, was elected as a Director of the Company effective on April 20, 1993. Mr. Bradley retired in October 1993. Previously he had served as the Division Manager for Texaco Trading & Transportation, Inc., Mid-Continent Region from 1988 to 1993. Mr. Bradley is a graduate Petroleum Engineer from the Colorado School of Mines.

I. E. (Ed) Hendrix, age 59, has served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. since 2002. Prior to joining Loudfire, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc. from 2000 to 2002. Mr. Hendrix previously served as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and also has a Masters of Business Administration from the University of Oklahoma. Mr. Hendrix is a Member of the Board of Trustees for American Performance Mutual Funds and formerly served as a Board Member of Whitmar Exploration Inc., Houston, TX.

Paul K. Lackey, age 60, is President & Chief Executive Officer of The NORDAM Group, an aircraft component manufacturing and repair firm. Prior to joining NORDAM in July 2001, Mr. Lackey was President of The University of Oklahoma – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served as the Oklahoma Cabinet Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint Industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer and, ultimately, President. He is a past Chairman of the Metropolitan Tulsa Chamber of Commerce. A graduate of the University of Mississippi with a B.S. in Mathematics, Mr. Lackey earned his Master’s Degree in Business Administration from the University of Texas. He served in the U.S. Army as an artillery officer.

Tom E. Maxwell, age 58, is the President and Chief Executive Officer of The Flintco Companies, Inc., a position he has held for 15 years. Prior to his election to President and Chief Executive Officer of Flintco, Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell earned Undergraduate and Master’s Degrees in Accounting at the University of Oklahoma.

George L. Austin, age 38, is currently serving as Vice President, Accounting & Administration, East Coast, a position he has held since March 2003. Effective May 31, 2004, Mr. Austin will succeed Mr. Hall as Chief Financial Officer of the Company. Mr. Austin served as Vice President of Financial Reporting & Technology for the Company from June 2002 to March 2003 and as Vice President of Financial Planning and Reporting for the Company from April 1999 to May 2002. Mr. Austin previously served as Vice President of Finance for Flint Energy Construction Company from February 1994 to March 1999. Mr. Austin was an Audit Manager with Ernst & Young LLP. Mr. Austin has a Bachelor of Science Degree from Oklahoma State University. Mr. Austin is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and the Financial Executives Institute.

Vance R. Davis, age 44, has served as Vice President of Eastern Operations for the Company since June 1997. Mr. Davis served as Regional Manager from June 1994 to June 1997. Mr. Davis has served as a Project Manager and Operations Manager for the Houston Region from April 1988 to June 1994. Prior to joining the Company, Mr. Davis worked in various capacities for Pasadena Erectors, Advance Tank & Construction Company, Kamyr Installations, Graver Tank & Manufacturing and Tank Service, Inc.

James M. Harris Sr., age 55, has served as Senior Vice President, Business Development, Hake Group for the Company since March 2003. Prior to joining Matrix, Mr. Harris worked for The Hake Group of Companies for 33 years holding numerous positions, including serving as the Vice President, Sales and Marketing for Frank W. Hake, Inc. and The Hake Group of Companies since 1989. Mr. Harris holds a Bachelor of Science Degree in Civil Engineering from Drexel University and a Bachelor of Science Degree in Mathematics from Penn State University.

Sidney Laytin, age 52, has served as Co-Chief Operating Officer, Hake Group for the Company since March 2003. Prior to joining Matrix, Mr. Laytin served as the Co-Chief Operating Officer for The Hake Group of Companies from 1998 to 2003. Mr. Laytin holds a Bachelor of Science Degree in Accounting from the University of Maryland and earned a Masters of Business Administration from Columbia University.

Walter G. MacFarland IV, age 54, has served as Co-Chief Operating Officer, Hake Group for the Company since March 2003. Prior to joining Matrix, Mr. MacFarland served as the Co-Chief Operating Officer for The Hake Group of Companies since 2000. Prior to that, Mr. MacFarland worked as consultant from 1999 to 2000 providing services in the engineering, construction and IT industries. From 1998 to 1999, Mr. MacFarland was the Senior Vice President – Operations for Illinois Power Company. Mr. MacFarland holds a Bachelor of Science Degree in Engineering and a Masters of Business Administration from Widener University.

John S. Newmeister, age 56, has served as Vice President of Marketing and Business Development for the Company since May 2000 and previously as Vice President of Tank Construction. Prior to joining the Company in February 1995, Mr. Newmeister worked for Pitt-Des Moines, Inc. for 24 years holding numerous positions, including President of Hydrostorage, Inc. Mr. Newmeister holds a Bachelor of Science Degree in Civil Engineering from the University of Iowa.

Bradley J. Rinehart, age 39, has served as Vice President of Midwestern Operations for the Company since May 1997; Regional Manager – Michigan Region from April 1991 to April 1997; Operations Manager – Michigan Region from January 1990 to March 1991; and as a Project Manager – Michigan Region from January 1988 to December 1989. Mr. Rinehart holds a Bachelor of Science Degree in Construction Science from the University of Oklahoma.

Glen W. Rogers, age 53, has served as Vice President of Products, Technical & Support Services for the Company since June 1997. Mr. Rogers served as Vice President of Operations for the Company from October 1993 to May 1997. From March 1992 to October 1993, Mr. Rogers served as Vice President of Construction managing a $23 million dollar grass roots terminal project in Cushing, Oklahoma for Matrix Service, Inc. Prior to working for the Company, Mr. Rogers was an Engineering Manager for Williams Pipeline Company from October 1984 to March 1992. Mr. Rogers worked for Edeco, Inc. from March 1979 to October 1984 serving as Senior Project Engineer. Mr. Rogers holds a Bachelor of Science Degree in Civil Engineering from Kansas State University. Mr. Rogers is a member of the American Society of Civil Engineering and the National Society of Professional Engineers.

James P. Ryan, age 49, has served as Vice President of Western Operations since first joining the Company in October 1999. Prior to joining the Matrix, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Mr. Ryan is responsible for West Coast AST Operations, Turnarounds and Plant Maintenance operations. Mr. Ryan has 22 years of construction related experience in the area of heavy industrial construction. Mr. Ryan was a 1979 graduate from Purdue University in Civil Engineering. Previous employers include MW Kellogg, Kiewit Industrial Co. and Hoffman Construction Company. Prior to employment with Matrix, Mr. Ryan provided independent consulting services to the Power industry.

The Board of Directors and its Committees

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by recommendations from the Corporate Governance Committee and a majority vote by the remaining directors. The Company’s Board of Directors met six times during fiscal year 2003. During fiscal year 2003, each member of the Board of Directors attended 100% of the meetings of the Board of Directors and the committees of which he was a member with the exception of Mr. Zink who attended 90% of the meetings of the Board of Directors and the Committees of which he was a member.

The Board has three standing committees:

	Audit		Compensation		Corporate Governance
Members:	Bradley Hendrix Maxwell	*	Bradley Hendrix Lackey	*	Bradley Hendrix Lackey Maxwell	*

*	Chairman of the Committee

Prior to the July 30, 2002, adoption of the Sarbannes-Oxley Act, the functions of the Audit Committee included making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and nonaudit fees and reviewing the adequacy of the Company’s internal accounting controls. Effective upon the adoption of the Sarbannes-Oxley Act, the Audit Committee was granted sole power and authority to engage and retain the Company’s outside auditor, to determine and pre-approve the type and scope of all audit and non-audit services provided by the outside auditor and to approve the compensation of the auditor. The outside auditor reports directly to the Audit Committee and the Audit Committee has full oversight over all services performed by the auditor. The Audit Committee held four meetings during fiscal 2003. See the Report of the Audit Committee included in the September 19, 2003 Proxy Statement for Annual Meeting of Stockholders.

The Compensation Committee’s functions include reviewing executive salary and bonus structure, approving salary and bonus awards to key executives and administering the Company’s stock option plans and making grants thereunder. The Compensation Committee held four meetings during fiscal 2003.

The Corporate Governance Committee was established to make nominations and recommendations to the Board of Directors for individuals to be presented to the stockholders for election to the Board of Directors and to make recommendations to the Board of Directors of individuals to fill any vacancies that may occur on the Board during the year. The Corporate Governance Committee held no meetings during fiscal 2003.

Holders of Common Stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to the Secretary of the Company at 10701 East Ute Street, Tulsa, Oklahoma 74116. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or person), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than 80 days prior to the date of any annual or special meeting at which directors are to be elected; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than 90 days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Director Compensation

Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings. In addition, each Director who is not an employee of the Company receives $6,500 quarterly for all activities as a Director of the Company. In addition, each outside Director is annually granted options to purchase 5,000 shares of the Company’s Common Stock under the Matrix Service Company 1995 Nonemployee Directors’ Stock Option Plan.

Effective October 18, 2000, the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company was adopted. The purpose of this Plan is to permit members of the Board of Directors of the Company to elect to take their fees presently, in the form of cash, or to defer any right to payment of the Director fees until a future date. For those members of the Board of Directors that choose to defer their fees, and thus place the fees at substantial risk of forfeiture, the Plan permits such members to have an opportunity to earn interest on the deferred fees, or to participate in the performance and growth of the Company through an award of Phantom Stock (SARs).

EXECUTIVE COMPENSATION

The following table summarizes certain information regarding compensation paid or accrued during each of the Company’s last three fiscal years to the Chief Executive Officer and each of the Company’s four other most highly compensated executive officers (the “Named Officers”):

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s)	Securities Underlying Options/SARs (2)	Long-Term Incentive Payout ($)	All other Compensation ($)
Bradley S. Vetal Chairman of Board, President and Chief Executive Officer	2003 2002 2001	313,116 279,935 228,190	218,376 157,042 45,122	N/A	N/A	60,000 60,000 60,000	N/A	N/A

Michael J. Hall Vice President Finance and Chief Financial Officer	2003 2002 2001	211,393 194,888 172,371	115,668 78,856 33,320	N/A	N/A	40,000 40,000 40,000	N/A	N/A

James P. Ryan Vice President Western Operations	2003 2002 2001	164,086 155,951 145,000	36,256 48,512 20,465	N/A	N/A	10,000 10,000 10,000	N/A	N/A

Vance R. Davis Vice President Eastern Operations	2003 2002 2001	155,883 146,510 131,592	15,000 10,236 26,182	N/A	N/A	10,000 10,000 40,000	N/A	N/A

John S. Newmeister Vice President Marketing	2003 2002 2001	158,313 151,026 140,085	15,000 26,887 15,900	N/A	N/A	10,000 10,000 40,000	N/A	N/A

(1)	During each of the three years ended May 31, 2003, 2002 and 2001, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(2)	Option awards have been restated to reflect the impact of a two-for-one stock split on November 21, 2003.

Stock Option Grants During Fiscal 2003

The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Company’s 1990 and 1991 Stock Option Plans to the Named Officers. No stock appreciation rights (“SARs)” were granted during fiscal 2003 or were outstanding at May 31, 2003.

OPTION GRANTS IN FISCAL 2003

Individual Grants (1)
Name	Number of Shares Underlying Stock Options Granted (#) (2)	% of Total Options Granted to Employees In Fiscal 2003	Exercise Price ($/Share) (2)	Expiration Date	Potential/Realizable Value at Assumed Annual Rates of Stock Price Appreciation of Option Term (3)
					5% ($)	10% ($)
Bradley S. Vetal	60,000	21.90%	3.70	10/22/12	139,615	353,811
Michael J. Hall	40,000	14.60%	3.70	10/22/12	93,076	235,874
James P. Ryan	10,000	3.65%	3.70	10/22/12	23,269	58,968
Vance R. Davis	10,000	3.65%	3.70	10/22/12	23,269	58,968
John S. Newmeister	10,000	3.65%	3.70	10/22/12	23,269	58,968

(1)	Options granted during the year ended May 31, 2003 vest equally over five years of service and expire ten years from the date of grant.

(2)	The number of shares underlying stock options granted and the associated exercise prices have been restated to reflect the impact of a two-for-one stock split on November 21, 2003.

(3)	An appreciation in stock price is required for optionees to receive any gain. A stock price appreciation of zero percent would render the options without value to the optionees. The Securities and Exchange Commission requires disclosures of the potential realizable value or present value of each grant. In calculating potential realizable value, it is assumed that the options are exercised on the day prior to their expiration using the Treasury Stock Method, where the exercised price of the option is subtracted from the potential market price at the 5% and 10% appreciation rates.

Option Exercises During Fiscal 2003 and Fiscal Year End Option Values

The following table sets forth information with respect to the exercise of stock options during fiscal 2003 by the Named Officers and the unexercised stock options held as of the end of fiscal year 2003 by the Named Officers.

AGGREGATED STOCK OPTION EXERCISES IN YEAR ENDING MAY 31, 2003

AND OPTION VALUES AT MAY 31, 2003

	Shares Acquired On Exercise (1) (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at May 31, 2003 (1) (#)		Value of Unexercised In-the-Money Stock Options at May 31, 2003 (2) ($)
Name			Exercisable	Unexercisable	Exercisable		Unexercisable
Bradley S. Vetal	—	—	372,000	218,000	2,013,980	(3)	1,047,245	(3)
Michael J. Hall	28,000	105,094	26,456	108,000	146,529	(4)	491,514	(4)
James P. Ryan	—	—	36,000	44,000	177,630	(5)	204,170	(5)
Vance R. Davis	—	—	41,200	46,000	217,522	(6)	218,983	(6)
John S. Newmeister	21,600	65,423	24,400	43,600	125,572	(7)	206,233	(7)

(1)	The number of shares acquired on exercise and the number of shares underlying unexercised options at May 31, 2003 have been restated to reflect the impact of a two-for-one stock split on November 21, 2003.
(2)	Value was calculated by subtracting the applicable per share exercise price from the fair market value of a share of the Company’s Common Stock on May 31, 2003, which was $7.50 (last trading day of fiscal year) based on the closing sales price of the Common Stock on May 31, 2003 on the Nasdaq National Market, multiplied by the number of shares underlying the unexercised options.
(3)	Mr. Vetal holds options to purchase 240,000 shares at an exercise price of $1.89, 24,000 shares at an exercise price of $2.125, 56,000 shares at an exercise price of $2.19 and 12,000 shares at an exercise price of $3.025 that were exercisable in fiscal 2003. Mr. Vetal also holds options to purchase 60,000 shares at an exercise price of $1.89, 36,000 shares at an exercise price of $2.125, 14,000 shares at an exercise price of $2.19, 48,000 shares at an exercise price of $3.025 and 60,000 shares at an exercise price of $3.70 at May 31, 2003.
(4)	Mr. Hall holds options to purchase 18,456 shares at an exercise price of $1.89 and 8,000 shares at an exercise price of $2.125 that were exercisable in fiscal 2003. Mr. Hall also holds options to purchase 12,000 shares at an exercise price of $1.89, 24,000 shares at an exercise price of $2.125, 32,000 shares at an exercise price of $3.025 and 40,000 shares at an exercise price of $3.70 at May 31, 2003.
(5)	Mr. Ryan holds options to purchase 4,000 shares at an exercise price of $2.125, 30,000 shares at an exercise price of $2.595 and 2,000 shares at an exercise price of $3.025 that were exercisable in fiscal 2003. Mr. Ryan also holds options to purchase 6,000 shares at an exercise price of $2.125, 20,000 shares at an exercise price of $2.595, 8,000 shares at an exercise price of $3.025 and 10,000 shares at an exercise price of $3.70 at May 31, 2003.
(6)	Mr. Davis holds options to purchase 7,200 shares at an exercise price of $1.815, 4,000 shares at an exercise price of $2.125, 16,000 shares at an exercise price of $2.19, 12,000 shares at an exercise price of $2.405 and 2,000 shares at an exercise price of $3.025 that were exercisable in fiscal 2003. Mr. Davis also holds options to purchase 6,000 shares at an exercise price of $2.125, 4,000 shares at an exercise price of $2.19, 18,000 shares at an exercise price of $2.405, 8,000 shares at an exercise price of $3.025 and 10,000 shares at an exercise price of $3.70 at May 31, 2003.
(7)	Mr. Newmeister holds options to purchase 4,000 shares at an exercise price of $2.125, 6,400 shares of an exercise price of $2.19, 12,000 shares at an exercise price of $2.405 and 2,000 shares at an exercise price of $3.025 that were exercisable in fiscal 2003. Mr. Newmeister also holds options to purchase 6,000 shares at an exercise price of $2.125, 1,600 shares at an exercise price of $2.19, 18,000 shares at an exercise price of $2.405, 8,000 shares at an exercise price of $3.025 and 10,000 shares at an exercise price of $3.70 at May 31, 2003.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee (“Committee”) of the Board of Directors of the Company currently consists of Hugh E. Bradley, I. Edgar Hendrix and Paul K. Lackey, all of whom are “independent” directors as such term is defined in the new listing standards of the Nasdaq National Market System. The Committee is responsible for evaluating the performance of the Chief Executive Officer and the Chief Financial Officer (“Named Executive Officers”), determining the compensation of the Named Executive Officers and administering the Company’s stock option plan under which grants may be made to employees of the Company. The Committee has furnished the following report on executive compensation for the fiscal year ending May 31, 2003.

The annual compensation package of the Named Executive Officers primarily consists of (i) a cash salary which reflects the responsibilities relating to the position and individual performance, (ii) variable performance bonus awards payable in cash and tied to the individual’s and the Company’s performance against pre-established financial measures and (iii) long-term stock-based incentive awards which the Committee believes strengthens the relationship between the interests of the Named Executive Officers and the interests of the Company’s stockholders.

In determining the level and composition of compensation for each Named Executive Officer, the Committee takes into account various qualitative and quantitative indicators of each officer’s performance. The Committee’s objectives in determining compensation are to allow the Company to attract, motivate and retain the executive personnel necessary for the Company’s success and to provide an executive compensation program comparable to that offered by the companies with which the Company competes for such management personnel. Although no specific target has been established, the Committee generally seeks to set salaries at approximately the average of a range in comparison to a peer group companies based upon the experience of the Named Executive Officers. In setting salaries, the Compensation Committee considers its peer group to be certain companies with market capitalizations similar to that of the Company. This peer group does not necessarily include the companies comprising the Standard and Poor’s Engineering and Construction Index reflected in the performance graph in this Proxy Statement, which is the industry categorization the Company has been placed. In evaluating the performance of the Named Executive Officers, the Committee takes into consideration such factors as total operating income based on a fiscal budget plan, which is reviewed by the Committee.

Base compensation is initially established through negotiation between the Company and the Named Executive Officer at the time the executive is hired, or named to the executive position. Thereafter such officer’s base compensation is subject to review or reconsideration, generally on an annual basis after review of the officer’s performance. In establishing or reviewing base compensation levels for each Named Executive Officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to the Company, strategic goals for which the executive has responsibility, and compensation levels of other companies at a comparable stage of development that compete with the Company for business and executive talents. No predetermined weights are given to any such factors. The salaries for each of the Named Executive Officers in fiscal year 2003 were set taking into account these factors in accordance with the Company’s general compensation policy discussed above.

In addition to each Named Executive Officer’s base compensation, the Committee may award cash bonuses and/or grant awards under the Company’s Stock Option Plan depending on the extent to which certain pre-determined personal and corporate performance goals are achieved. Such corporate performance goals generally include revenue and earnings targets of the Company, as discussed above.

The Chief Executive Officer’s compensation is the responsibility of the Compensation Committee. Based upon the Compensation Committee’s assessment of Mr. Vetal’s ability to effectively lead the Company into the future as determined by his past performance and experience with the Company’s business and markets, the Compensation Committee determined that Mr. Vetal’s compensation package would consist of the following: (i) annual base salary of $293,041, (ii) annual vehicle allowance of $20,075, and (ii)

annual bonus target of 75% of annual salary based upon the Company achieving specific total operating income targets as discussed above. As a result of the acquisition of The Hake Group (“Hake”), the Compensation Committee determined the goals originally established for fiscal 2003 were no longer applicable. Therefore, the Compensation Committee modified the goals for fiscal 2003 and the Chief Executive Officer’s bonus was 75% of salary.

The Chief Financial Officer’s compensation is the responsibility of the Compensation Committee. Based upon the Compensation Committee’s assessment of Mr. Hall’s ability to effectively lead the Company into the future as determined by his past performance and experience with the Company’s business and markets, the Compensation Committee determined that Mr. Hall’s compensation package would consist of the following: (i) annual base salary of $196,943, (ii) annual vehicle allowance of $14,450, and (ii) annual bonus target of 60% of annual salary based upon the Company achieving specific total operating income targets as discussed above. As a result of the acquisition of Hake, the Compensation Committee determined the goals originally established for fiscal 2003 were no longer applicable. Therefore, the Compensation Committee modified the goals for fiscal 2003 and the Chief Financial Officer’s bonus was 60% of salary.

Equity incentives are not limited to executive officers. Grants of stock options are made to management and staff of the Company in amounts determined by the Compensation Committee. The amounts of such grants are determined based on the individual employee’s position with the Company and his or her potential ability to beneficially impact the performance of the Company. By giving management and staff a stake in the financial performance of the Company, the Compensation Committee’s goal is to provide incentives to these employees of the Company to enhance the financial performance of the Company and, thus, stockholder value.

Salaried employees of the Company with grade levels of 27 or greater, including the Named Executive Officers, are eligible to receive long-term stock based incentive awards under the Company’s Stock Option Plan as a means of providing such individuals with a continuing proprietary interest in the Company. Such grants further the mutual interests of the Company’s employees and its stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. The Company’s Stock Option Plan enhances the Company’s ability to attract and retain the services of qualified individuals. Factors considered in determining whether such awards are granted includes the employee’s position in the Company, his or her performance and responsibilities, the number of options, if any, currently held, and the vesting schedule of any such options. The Committee has adopted an established schedule for the issuance of options, with designated option grants for specific salary grades over a three-year period.

This report of the Compensation Committee shall not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this report by reference into any such filing and shall not otherwise be deemed filed under such acts.

Members of the Compensation Committee:

Hugh E. Bradley

I. Edgar Hendrix

Paul K. Lackey

Severance/ Change of Control Agreements

The Company entered into severance/change of control agreements with the Chief Executive Officer and the Chief Financial Officer on January 3, 2000 that are effective in the event of a change of control in the ownership of Matrix or certain other adverse personnel actions including involuntary termination, significant reduction in compensation and benefits, or material reduction in position and responsibility. The severance agreements are applicable for a period of two years following a change of control.

The benefits are two years of severance pay for the Chief Executive Officer and one year of severance pay for the Chief Financial Officer. Annual severance pay is calculated as the current annual salary plus the average bonus payment for the three previous years or the number of full fiscal years in the respective position. In addition, all outstanding stock options will vest immediately in the event of a change in control.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10 percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of the Common Stock with the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons, the Section 16(a) filing requirements were satisfied on a timely basis by the Company’s directors, officers and 10 percent stockholders.

Proposals of Stockholders

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than May 31, 2004, if the proposal is to be considered for inclusion in the Company’s proxy statement for such meeting.

PERFORMANCE GRAPH

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG MATRIX SERVICE COMPANY,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P ENGINEERING & CONSTRUCTION INDEX

Data complete through last fiscal year.

S&P Index returns are calculated by Media General.

*$100 invested on May 31, 1998 in the Company's Common Stock. Includes reinvesting of dividends, where applicable. The Company's fiscal year ends May 31.

This performance graph shall not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this graph by reference into any such filing, and shall not otherwise be deemed filed under such acts.

There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

Financial Information

A copy of the Company’s Annual Report on Form 10-K, including any financial statements and schedules and exhibits thereto, and the Company’s Proxy Statement for the Annual Meeting of Stockholders held October 21, 2003, may be obtained without charge by written request to Michael J. Hall, Vice President Finance, Matrix Service Company, 10701 East Ute Street, Tulsa, Oklahoma 74116.

By Order of the Board of Directors

/s/ Michael J. Hall
Michael J. Hall

February 16, 2004

Tulsa, Oklahoma

EXHIBIT A

MATRIX SERVICE COMPANY

2004 STOCK OPTION PLAN

The purpose of the Matrix Service Company 2004 Stock Option Plan (the “Plan”), is to enable Matrix Service Company (the “Company”) and its Subsidiaries to attract and retain highly qualified personnel who will contribute to the Company’s success by their ability, ingenuity and industry and to provide incentives to the participating officers, employees, directors, consultants and advisors that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company (the “Eligible Participants”). Accordingly, under the Plan the Company may grant to Eligible Participants options (“Options”) to purchase shares of the Company’s common stock, par value $.01 per share (“Common Stock”). Options granted under the Plan may be either (i) incentive stock options (“ISOs”) which are qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to grants to participating employees, or (ii) nonqualified stock options (“Nonqualified Options”), with respect to grants to participating employees and other Eligible Participants.

For purposes of the Plan, a “Subsidiary” shall be any corporation in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of stock in such corporation.

1.	Administration and Interpretation

A. Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by the Compensation Committee (the “Committee”) if the Committee has been appointed by the Board to administer the Plan. Unless the context otherwise requires the term, “Committee” shall refer to the independent members of the Board or the administrator of the Plan as from time to time may be appointed by the Board. The Committee may prescribe, amend and rescind rules and regulations for administration of the Plan and shall have full power and authority to construe and interpret the Plan. The Committee may correct any defect or any omission or reconcile any inconsistency in the Plan or in any grant made under the Plan in the manner and to the extent it shall deem desirable.

Committee members shall be appointed by and shall serve at the pleasure of the Board. All members of the Committee shall be “independent” as such term is defined in the rules and regulations of the Nasdaq National Market System, or of such other securities exchange as is the principal exchange for the listing and trading of the Company’s Common Stock. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting, or the acts of a majority of the members evidenced in writing, shall be the acts of the Committee. Members of the Committee may, in the discretion of the Board, receive compensation for their services as members, and all expenses and liabilities they incur in connection with the administration of the Plan shall be borne by the Company.

The day-to-day administration of the Plan may be carried out by such officers and employees of the Company or its Subsidiaries as shall be designated from time to time by the Committee. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons, and the Committee, the Company and the officers and employees of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

The Committee shall have the authority to make all decisions concerning Options granted under the Plan, including without limitation the selection of the persons to whom Options are granted, the number of shares of Common Stock subject to each Option and the terms and conditions of each Option, to construe the terms and provisions of the Plan and the option agreements (“Agreements”) under which Options are granted, and to adopt, from time to time, such rules and regulations, not inconsistent with the terms of the Plan, as it may deem advisable to carry out the Plan. All decisions by the Committee shall be final. The effective date of an Option, as determined by the Committee, is referred to herein as the “Grant Date.”

B. Interpretation. The interpretation and construction by the Committee of any provisions of the Plan or of any grant under the Plan and any determination by the Committee under any provision of the Plan or any such grant shall be final and conclusive for all purposes.

C. Limitation on Liability. Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by applicable law and the articles of incorporation of the Company. The members of the Committee, if appointed, shall be named as insureds under any directors and officers liability insurance coverage that may be in effect from time to time.

2.	Shares Subject to Grants Under the Plan

The aggregate number of shares which may be issued under Options granted under the Plan, and the total number of shares that may be granted as Incentive Stock Options, shall not exceed 1,200,000 shares of Common Stock. Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan and the outstanding Options. The number of shares of Common Stock which are available for Options under the Plan shall be decreased to the extent an Option is exercised. If any Option, in whole or in part, expires or terminates unexercised or is canceled or forfeited, the shares theretofore subject to such Option may be subject to another Option granted under the Plan. The aggregate number of shares which may be issued under Options granted under the Plan shall be subject to adjustment as provided in Section 5 hereof.

3.	Eligibility

The individuals who shall be eligible to receive Options under the Plan shall be such Eligible Participants as the Committee from time to time shall determine. In granting Options, the Committee shall take into consideration the contribution an individual has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other employees of the Company and its Subsidiaries with regard to these matters. In no event shall any individual or his legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan except to such extent, if any, as the Committee shall determine.

Options may be granted under the Plan from time to time in substitution for stock options, restricted stock or other stock-based compensation granted by other corporations where, as a result of a merger or consolidation of such other corporation with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of the assets of such other corporation, or the acquisition by the Company or a subsidiary of stock of, or other beneficial ownership interest in, such other corporation, the individuals who held such other stock options, restricted stock or other stock-based compensation shall become eligible to receive Options under the Plan.

4.	Grants and Terms of Options

A. Grants of Options. Grants of Options under the Plan shall be for such number of shares of Common Stock and shall be subject to such terms and conditions as the Committee shall designate.

B. Terms of Options. Each grant of an Option shall be evidenced by an Agreement executed by the recipient of the Option (the “Optionee”) and an authorized officer of the Company. Each Agreement shall be in a form approved by the Committee, shall comply with and be subject to the terms and conditions of the Plan and may contain such other provisions, consistent with the terms and conditions of the Plan, as the Committee shall deem advisable. References herein to an Agreement shall include, to the extent applicable, any amendment to the Agreement and any interpretation or construction thereof by the Committee pursuant to this Plan.

(1) Exercise of Options. Options shall not be exercisable prior to the date six months following the Grant Date. In addition, the Committee may include in each Agreement a provision stating that the Option granted therein may not be exercised in whole or in part for an additional period of time specified in such Agreement, and may further limit the exercisability of the Option in such manner as the Committee deems appropriate. Except as provided herein or as so specified in the Agreement or in a resolution of the Committee, any Option may be exercised in whole at any time or in part from time to time during its term. The Committee may, in its discretion, at any time and from time to time accelerate the exercisability of all or part of any Option. An Optionee may exercise an Option by providing written notice to the Company at any time or from time to time during the period such Option is exercisable and by satisfying such other conditions as are set forth in the Agreement relating to the Option including, without limitation, satisfying the requirements for tax withholding with respect to such exercise.

(2) Payment of Option Exercise Price. Upon exercise of an Option, the full price per share (the “Exercise Price”) for the shares with respect to which the Option is being exercised shall be payable to the Company (i) in cash or by check payable and acceptable to the Company or (ii) subject to the approval of the Committee given on the Grant Date as set forth in the Agreement, (a) by tendering to the Company shares of Common Stock owned by the Optionee having an aggregate market Value Per Share (as defined below) as of the date of exercise and tender that is not greater than the Exercise Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Exercise Price as provided in (i) above; provided, however, that the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise, and return to the Optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise; or (b) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price; provided that in the event the Optionee chooses to pay the Option exercise as provided in (ii)(b) above, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

(3) Number of Shares. Each Agreement shall state the total number of shares of Common Stock that is subject to the Option, which number shall be subject to adjustment pursuant to Section 5.

(4) Exercise Price. The Exercise Price for each option shall be fixed by the Committee on the Grant Date. The Exercise Price shall be the market Value per Share on the Grant Date, but in no event less than the par value of the Common Stock. The Exercise Price shall be subject to adjustment pursuant to Section 5.

(5) Term. The term of each Option shall be determined by the Committee at the Grant Date as set forth in the Agreement provided, however, that each Option shall expire no later than ten years from the Grant Date (such date, as determined by the Committee or provided for herein, being referred to hereafter as the “Expiration Time”).

(6) Market Value Per Share. “Market Value Per Share” shall be determined as of any particular date by any fair and reasonable means determined by the Committee.

(7) Termination of Employment of Employee.

(a) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of an employee Optionee is terminated for “cause” (defined below), the Option granted to such employee Optionee shall automatically expire simultaneously with such termination and shall not be exercisable regardless of whether or to what extent any shares subject to the option have “vested” as of the date of such termination.

For purposes of this clause, “cause” shall mean:

(i) final conviction of the Optionee of a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Optionee at the expense of the Company.

(ii) participation by the Optionee as an employee, officer or principal shareholder in any business engaged in activities in direct competition with the Company without the consent of the Company; or

(iii) gross and willful inattention to Optionee’s duties as an employee, director, consultant or advisor for a continuous period of three months other than due to Optionee’s total physical disability, or other cause reasonably beyond the control of Employee, which inattention to duty has a material adverse effect on the Company.

(b) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of an employee Optionee is terminated due to the death of the employee Optionee or upon the permanent disability of the employee Optionee (as determined under the standards of the Company’s long-term disability program or, if no such program is in effect, as determined by the Committee) (each of such two events being an “Acceleration Termination”), all of the remaining shares then subject to the Option held by such employee Optionee shall immediately vest in full and the Option as so accelerated may be exercised by the employee Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Acceleration Termination (or if the employee Optionee dies or becomes disabled within the three-month period following such Acceleration Termination, within the next succeeding three months following such death or disability) to the full extent of all shares remaining subject to such Option on the day immediately prior to such Acceleration Termination.

(c) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of an employee Optionee is terminated due to the retirement of the employee Optionee on or after reaching age 65 (or if prior to age 65, with the consent of the committee) or is terminated voluntarily by the employee Optionee or is involuntarily terminated by the Company for any reason or for no reason other than for “cause” (each of such three events being a “Termination”), the Option may be exercised by the employee Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Termination (or if the employee Optionee dies or becomes disabled within the three-month period following a Termination, within the next succeeding three months following such death or disability) to the full extent that the Optionee was entitled to exercise the Option on the day immediately prior to such Termination.

(d) In addition to such terms relating to the exercisability of an Option that may contained in the Agreement on the Grant Date in the discretion of the Committee, the Committee may, at any time after the Grant Date or the date of termination of an employee Optionee (i) accelerate the exercisability of all or a part of an Option that is not otherwise exercisable or (ii) provide that an Option shall remain outstanding and be exercisable following termination of employment (or other specified events in the case of nonemployees) on such other terms and conditions as the Committee shall approve.

(8) Termination of Non-Employees, Including Directors.

(a) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the service relationship between the Company and a non-employee Optionee or between the Company and a non-employee Optionee who is a member of the Board (herein called a “Director Optionee”) is, in either case, terminated for “cause”, the Option granted to such non-employee Optionee or Director Optionee shall automatically expire simultaneously with such termination and shall not be exercisable regardless of whether or to what extent any shares subject to the option have “vested” as of the date of such termination. For purposes of this clause, “cause” shall mean as such term is defined in subsection 4B(7)(a) above.

(b) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of a non employee Optionee or a Director Optionee is due to the death of the non-employee Optionee or the Director Optionee, (such event being an “Acceleration Non-Employee Termination”), all of the remaining shares then subject to the Option held by such non employee Optionee or Director Nominee shall vest in such Optionee and may be exercised by the non-employee Optionee or the Director Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Acceleration Non-Employee Termination (or if the non-employee Optionee or Director Optionee dies or becomes disabled within the three-month period following an Acceleration Non-Employee Termination, within the next succeeding three months following such death or disability) to the full extent of all unexercised shares subject to such Option on the day immediately prior to such Acceleration Non-Employee Termination.

(c) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of a non employee Optionee or a Director Optionee is voluntarily terminated by the non-employee Optionee or Director Optionee or is involuntary terminated by the Company for any reason or for no reason other than “cause” (each of such two events being a “Non-Employee Termination”), the Option held by such Optionee may be exercised by the non-employee Optionee or the Director Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Non-Employee Termination (or if the non-employee Optionee or Director Optionee dies or becomes disabled within the three-month period following a Non-Employee Termination, within the next succeeding three months following such death or disability) to the full extent that the non-employee Optionee or Director Optionee was entitled to exercise the same on the day immediately prior to such Non-Employee Termination.

(d) In addition to such terms relating to the exercisability of an Option that may be contained in the Agreement on the Grant Date in the discretion of the Committee, the Committee may, at any time after the Grant Date or the date of termination of a non-employee Optionee or Director Optionee (i) accelerate the exercisability of all or a part of an Option that is not otherwise exercisable or (ii) provide that an Option shall remain outstanding and be exercisable following termination of such service or Director relationship (or other specified events in the case of nonemployees) on such other terms and conditions as the Committee shall approve.

(9) Special Terms Applicable to Incentive Stock Options. ISOs may be granted only to individuals who are employees of the Company at the time the ISO is granted. ISOs may be granted to the same individual on more than one occasion.

No employee shall be eligible to receive an ISO if, on the Grant Date, such employee owns (including ownership through the attribution provisions of Section 424 of the code) in excess of 10% of the outstanding voting stock of the Company (or of its parent or subsidiary as defined in Section 424 of the code) unless the following two conditions are met:

(a) the option price for the shares of Common Stock subject to the ISO is at least 110% of the fair market value of the shares of Common Stock on the Grant Date; and

(b) the Agreement provides that the term of the ISO does not exceed five years.

No employee shall be eligible to receive ISOs (under this Plan and all other option Plans of the Company, its parent and subsidiary corporations) that are exercisable for the first time in any calendar year with respect to stock with an aggregate fair market value (determined at the Grant Date) in excess of $100,000. Notwithstanding any provision to the contrary in any Agreement pursuant to which Options are granted, options which are intended to be ISOs and would otherwise qualify as ISOs but for the requirement set forth in the preceding sentence, shall be treated as ISOs to the extent allowed under such requirement and the balance of such Options shall be treated as Nonqualified Options and their validity shall not be affected in any way whatsoever.

5.	Recapitalization or Reorganization

A. The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

B. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted. If, and whenever, prior to the termination of the Plan or the expiration of an outstanding Option, the Company shall effect a subdivision of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the remaining shares of Common Stock available under the Plan and the number of shares of Common Stock with respect to which outstanding Options may thereafter be exercised shall be proportionately increased, and the Exercise price under outstanding Options shall be proportionately reduced. If and whenever, prior to the termination of the Plan or the expiration of an outstanding Option, the Company shall effect a consolidation of shares of Common Stock, the remaining shares of Common Stock available under the Plan and the number of shares of Common Stock with respect to which any outstanding Option may thereafter be exercised shall be proportionately reduced, and the Exercise price under the outstanding Options shall be proportionately increased.

C. Except as may otherwise be expressly provided in the Subsections 5A and 5B above, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock available under the Plan or subject to Options theretofore granted or the Exercise Price per share.

D. If the Company effects a recapitalization or otherwise materially changes its capital structure (in a manner determined by the Committee that requires a change to the number or type of securities then issuable upon the exercise of an outstanding Option herein referred to as a “Fundamental Change”), then thereafter upon any exercise of an Option theretofore granted, the holder shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock that would have been received, the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Optionee had been the holder of record of the number of shares of Common Stock issuable upon the exercise of such Option.

6.	Recipient’s Agreement

If, in the opinion of counsel for the Company, at the time of the exercise of any Option it is necessary or desirable, in order to comply with any then applicable laws or regulations relating to the sale of securities, for the individual exercising the option to agree to hold any shares issued to the individual for investment and without intention to resell or distribute the same and for the individual to agree to dispose of such shares only in compliance with such laws and regulations, the individual shall be required, upon the request of the Company, to execute and deliver to the Company a further agreement to such effect.

7.	No Repricing

Except as otherwise provided in Section 5 of this Plan, without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Common Stock is present either in person or by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options and the grant in substitution therefore of new Options having a lower exercise price than the canceled Options or (b) the amendment of outstanding Options to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

8.	Miscellaneous

A. No Employment Contract. Nothing contained in the Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company or any Subsidiary.

B. Employment with Subsidiaries. Employment by the Company for the purpose of this Plan shall be deemed to include employment by, and to continue during any period in which an employee is in the employment of, any Subsidiary.

C. No Rights as a Shareholder. A person granted an Option under the Plan shall have no rights as a shareholder with respect to shares covered by such person’s Option until the date of the issuance of shares to the person upon the exercise of the Option. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

D. No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No person that receives, or is eligible to receive, Options under the Plan shall have any claim against the Company or any Subsidiary as a result of any such action.

E. Non-assignability. Neither a person that receives Options under the Plan nor such person’s beneficiary shall have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such person’s or beneficiary’s Options received under the Plan except by will or the laws of intestate succession; and to the extent any such option received under the Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any vesting provisions or other terms herein or in the Agreement evidencing such option.

F. Governing Law; Construction. All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provision of the Plan.

G. Amendment and Termination. The Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan and any grants of Options hereunder; provided, however, that no such action of the Committee may, without the approval of the shareholders of the Company, alter the provisions of the Plan so as to (A) materially increase the maximum number of shares of Common Stock that may be issued upon the exercise of Options granted under the Plan (except as provided in Section 5) or (B) materially modify the requirements relating to eligibility to receive Options under the Plan. The Plan shall terminate on the tenth anniversary of the date this Plan is approved by a vote of the shareholders of the Company, and no options shall be awarded after such tenth anniversary.

H. Preemption by Applicable Laws and Regulations. Anything in the Plan or any Agreement to the Contrary notwithstanding, if, at any time specified herein or therein for the making of any determination or the taking of any action, any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require the Company to take any additional action not otherwise required by the Plan or an Agreement in connection with any such determination or action, the making of such determination or the taking of such action, as the case may be, shall be deferred until such additional action shall have been taken.

I. Effective Date. The Plan was initially adopted by the Board of Directors of the Company on January 20, 2004, and was approved by the Company’s stockholders on March 23, 2004.

J. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to an Optionee by the Company, nothing contained herein shall give any such Optionee any rights that are greater than those of a general creditor of the Company.

K. Relationship of Plan to other Stock Option Plans of the Company. This Plan shall be in addition to and not in lieu of or in substitution for, any stock based plan of the Company in effect on the effective date of this Plan as provided in paragraph 8.I. above. Accordingly, any shares of Common Stock that remain eligible for the grant of stock based compensation as of such effective date or thereafter under any such existing plan shall remain eligible for future grants notwithstanding the adoption of this Plan. The Company may issue grants under this Plan without first accessing the shares available under such existing plans or may grant shares under any one or more of the existing plans before accessing the shares available under this Plan.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF MATRIX SERVICE COMPANY

10701 East Ute Street

Tulsa, Oklahoma 74116

(918) 838-8822

PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS MARCH 23, 2004

The undersigned stockholder(s) of Matrix Service Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated February 16, 2004, and hereby appoints Bradley S. Vetal and Michael J. Hall, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at a Special Meeting of Stockholders of Matrix Service Company to be held on March 23, 2004 at 10:00 a.m., Central Standard time, at Matrix’s Regional Offices, located at 1105 West Main Parkway, Catoosa, Oklahoma, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

1.	To ratify and approve the adoption of the 2004 Stock Option Plan.
☐	FOR
☐	AGAINST
☐	ABSTAIN

2.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE BOARD OF DIRECTORS MAY RECOMMEND OR, IN THE ABSENCE OF A RECOMMENDATION, AS THE PROXY HOLDERS DEEM ADVISABLE.

Dated: , 2004	Signature:

I plan to attend the meeting:  ☐

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its president or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.